Exhibit 99.1

FOR IMMEDIATE RELEASE

July 23, 2012

Owens & Minor Releases 2nd Quarter 2012 Financial Results;

Company Plans to Acquire European Healthcare 3PL Business

RICHMOND, VA….Owens & Minor, Inc., (NYSE-OMI) today reported financial results for the second quarter ended June 30, 2012, including quarterly revenue of $2.19 billion, improved 2.5% from revenue of $2.13 billion for the second quarter of last year. For the second quarter of 2012, net income was $30.1 million, or $0.48 per diluted share, compared to $29.2 million, or $0.46 per diluted share, for the same period of 2011. Owens & Minor also announced that it has agreed to acquire the Movianto Group (“Movianto”), the healthcare third-party logistics (3PL) business of Celesio AG, effectively launching Owens & Minor into the European healthcare market.

“This quarter’s results highlight many of our traditional areas of strength, such as strong expense and asset management,” said Craig R. Smith, president & chief executive officer of Owens & Minor. “As a team, we continue to work on improving our profitability and advancing our strategic initiatives. We are excited about the Movianto transaction, which will bring together two companies with very similar cultures. We look forward to welcoming the Movianto team to the Owens & Minor family.”

For the second quarter of 2012, operating earnings were $53.2 million, or 2.43% of revenues, improved when compared to operating earnings of $51.0 million, or 2.39% of revenues, for the same period last year. The improvement was driven primarily by lower expenses.

Year-to-Date Results

For the six months ended June 30, 2012, revenue was $4.40 billion, improved $148 million, or 3.5%, when compared to revenue of $4.26 billion for the first six months of 2011. Net income for the first half of 2012 was $59.5 million, or $0.94 per diluted share, improved $1.6 million when compared to net income of $57.9 million, or $0.91 per diluted share in the same period last year. Operating earnings for the year-to-date period were $105.0 million, or 2.39% of revenues, compared to operating earnings of $102.0 million, or 2.40% of revenues, for the same period of 2011.

Asset Management

The balance of cash and cash equivalents was $225 million at June 30, 2012, increased by $89 million from December 31, 2011. For the first half of 2012, the company reported cash provided by operating activities of approximately $143 million compared to $40 million for the same period last year. Asset management metrics were positive with record low days sales outstanding (DSO) of 19.5 as of June 30, 2012, improved when compared to 20.6 days as of June 30, 2011. Inventory turns of 10.8 for the second quarter of 2012 were near all-time highs and were improved from inventory turns of 10.4 for the same period last year.

Owens & Minor Plans to Acquire the Movianto Group

Owens & Minor announced that it plans to enter the European healthcare market with a binding offer to purchase the majority of the Movianto Group, the healthcare third-party logistics (3PL) business of Celesio AG, for approximately €130 million ($158 million). The acquisition is subject to customary closing conditions, including satisfaction of certain local legal provisions. Movianto, a leading 3PL provider in Europe, currently serves customers globally from 23 logistics centers located in 11 European countries with approximately 1,800 teammates. As a logistics provider to pharmaceutical and medical device manufacturers, Movianto provides outsourcing services such as warehousing, transportation, and cold chain logistics, as well as value-added services such as order-to-cash, repackaging and relabeling of products. Movianto’s operational capabilities and services are highly complementary to OM HealthCare Logistics, Owens & Minor’s domestic healthcare 3PL service offering, enabling the combined entity to provide healthcare manufacturers in the U.S. and Europe with expanded global reach through a common logistics platform.

The acquisition is expected to close in the third quarter of 2012. While the acquisition will be dilutive to Owens & Minor’s earnings per share in 2012, partially as a result of expenses associated with the transaction, the company believes that it will be neutral to 2013 earnings per share and accretive thereafter.

“The intended acquisition of Movianto provides Owens & Minor not only with a premier European healthcare logistics franchise, but gives us a global platform to serve our customers. Movianto will enable us to significantly expand our existing third-party logistics presence and scale,” said Smith. “Our manufacturer partners have increasingly expressed interest in working with Owens & Minor on a global basis, and Movianto provides us an exceptional platform from which to serve them. Owens & Minor looks forward to working with the Movianto team to serve customers and create long-term value.”

2012 Outlook

The company will provide an update of its 2012 outlook during the management conference call scheduled for Tuesday, July 24, 2012, at 8:30 a.m. EDT. The 2012 outlook is based on certain assumptions that are subject to the risk factors discussed in the company’s filings with the Securities & Exchange Commission.

Highlights

•

Owens & Minor has signed agreements, effective July 20, 2012, to consolidate its delivery fleet with a single vendor, Penske Truck Leasing and Penske Logistics. These seven-year, $68 million lease and technology services agreements are expected to provide substantial net savings over the term of the arrangements. Recent advances in technologies for trucks, remote communications, and on-board monitoring are expected to increase cost savings and leverage.

•

Effective June 5, 2012, Owens & Minor entered into a new, five-year, $350 million revolving credit agreement. Under the new credit facility, Owens & Minor has the option to request two one-year extensions, as well as an increase in aggregate commitments by up to $150 million.

•	In June, the Premier healthcare alliance recognized Owens & Minor with the following awards:

•

The Pinnacle Award was given to Owens & Minor for the fourth consecutive year; the award honors suppliers that “support attainment of mutual goals, drive contract utilization and are committed to performance improvement.”

•

The Premier Polaris Award was awarded solely to Owens & Minor this year; this is the fourth consecutive year that Owens & Minor has won this distinction. The Polaris Award is chosen by the Premier members and recognizes success in aligning contract performance with customer service expectations and for “delivering high relationship value and excellent customer service to member hospitals.”

•	Honorable Mention for the Premier Supplier Diversity Award was awarded to Owens & Minor for the second year in a row.

Investors Conference Call & Supplemental Material

Conference Call: Owens & Minor will conduct a conference call for investors on Tuesday, July 24, 2012, at 8:30 a.m. EDT. Participants may access the call at 866-393-1604 with access code #99600805. The international dial-in number is 224-357-2191 with access code #99600805. A webcast of the call, along with supplemental information, will be available on www.owens-minor.com under “Investor Relations.” Replay: A replay of the call will be available for three weeks by dialing 855-859-2056, using access code #99600805.

Information on www.Owens-Minor.com

Owens & Minor uses its website, www.owens-minor.com, as a channel of distribution for material company information, including news releases, investor presentations and financial information. This information is routinely posted and accessible under the Investor Relations section.

Safe Harbor Statement

Except for historical information, the matters discussed in this press release may constitute forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected. These risk factors are discussed in reports filed by the company with the Securities & Exchange Commission. All of this information is available at www.owens-minor.com. The company assumes no obligation, and expressly disclaims any such obligation, to update or alter information, whether as a result of new information, future events, or otherwise.

Owens & Minor, Inc., (NYSE: OMI) a FORTUNE 500 company headquartered in Richmond, Virginia, is a leading national distributor of name-brand medical and surgical supplies and a healthcare supply-chain management company. Owens & Minor is also a member of the Russell 2000® Index, which measures the performance of the small-cap segment of the U.S. equity universe, as well as the S&P MidCap 400, which includes companies with a market capitalization of $1 billion to $4.4 billion that meet certain financial standards. With a diverse product and service offering and distribution centers throughout the United States, the company serves hospitals, integrated healthcare systems, alternate site locations, group purchasing organizations, healthcare suppliers, and the federal government. Owens & Minor provides technology and consulting programs that improve inventory management and streamline logistics across the entire medical supply chain – from origin of product to patient bedside. For news releases, or for more information about Owens & Minor, visit the company website at www.owens-minor.com.

CONTACTS:	Trudi Allcott, Director, Investor & Media Relations, 804-723-7555;
Chuck Graves, Director, Finance & Investor Relations, 804-723-7556

Source: Owens & Minor, Inc.

Owens & Minor, Inc.

Condensed Consolidated Statements of Income (unaudited)

(in thousands, except per share data)

	Three Months Ended June 30,
	2012	2011

Net revenue	$2,185,444	$2,131,448
Cost of goods sold	1,974,015	1,915,382

Gross margin	211,429	216,066
Selling, general and administrative expenses	150,288	156,321
Depreciation and amortization	8,515	8,249
Other operating (income) loss, net	(551)	457

Operating earnings	53,177	51,039
Interest expense, net	3,487	3,020

Income before income taxes	49,690	48,019
Income tax provision	19,577	18,855

Net income	$30,113	$29,164

Net income per common share:
Basic	$0.48	$0.46
Diluted	$0.48	$0.46

Weighted average shares - basic	62,815	63,007
Weighted average shares - diluted	62,895	63,198

	Six Months Ended June 30,
	2012	2011

Net revenue	$4,403,326	$4,255,263
Cost of goods sold	3,977,569	3,828,422

Gross margin	425,757	426,841
Selling, general and administrative expenses	305,860	307,294
Depreciation and amortization	17,093	17,016
Other operating (income) loss, net	(2,245)	495

Operating earnings	105,049	102,036
Interest expense, net	6,909	6,737

Income before income taxes	98,140	95,299
Income tax provision	38,667	37,395

Net income	$59,473	$57,904

Net income per common share:
Basic	$0.94	$0.91
Diluted	$0.94	$0.91

Weighted average shares - basic	62,825	62,808
Weighted average shares - diluted	62,914	63,012

Owens & Minor, Inc.

Condensed Consolidated Balance Sheets (unaudited)

(in thousands)

	June 30, 2012	December 31, 2011

Assets
Current assets
Cash and cash equivalents	$224,937	$135,938
Accounts and notes receivable, net	485,249	506,758
Merchandise inventories	748,847	806,366
Other current assets	72,346	76,763

Total current assets	1,531,379	1,525,825
Property and equipment, net	103,889	108,061
Goodwill, net	248,498	248,498
Intangible assets, net	21,018	22,142
Other assets, net	50,640	42,289

Total assets	$1,955,424	$1,946,815

Liabilities and equity
Current liabilities
Accounts payable	$559,718	$575,793
Accrued payroll and related liabilities	17,738	20,668
Deferred income taxes	37,879	42,296
Other accrued liabilities	92,462	93,608

Total current liabilities	707,797	732,365
Long-term debt, excluding current portion	212,032	212,681
Deferred income taxes	25,467	21,894
Other liabilities	60,165	60,658

Total liabilities	1,005,461	1,027,598
Total equity	949,963	919,217

Total liabilities and equity	$1,955,424	$1,946,815

Owens & Minor, Inc.

Condensed Consolidated Statements of Cash Flows (unaudited)

(in thousands)

	Six Months Ended June 30,
	2012	2011

Operating activities:
Net income	$59,473	$57,904
Adjustments to reconcile net income to cash provided by operating activities of continuing operations:
Depreciation and amortization	17,093	17,016
Provision for LIFO reserve	5,223	11,265
Share-based compensation expense	4,126	3,581
Provision for losses on accounts and notes receivable	270	758
Pension contributions	—	(543)
Deferred income tax benefit	(1,146)	(674)
Changes in operating assets and liabilities:
Accounts and notes receivable	21,239	(33,606)
Merchandise inventories	52,296	(42,762)
Accounts payable	(16,075)	50,033
Net change in other assets and liabilities	684	(23,321)
Other, net	(404)	114

Cash provided by operating activities of continuing operations	142,779	39,765

Investing activities:
Additions to property and equipment	(5,460)	(8,175)
Additions to computer software and intangible assets	(12,697)	(5,573)
Proceeds from the sale of property and equipment	115	44

Cash used for investing activities of continuing operations	(18,042)	(13,704)

Financing activities:
Cash dividends paid	(27,956)	(25,496)
Repurchases of common stock	(7,500)	(5,086)
Financing costs paid	(1,303)	—
Excess tax benefits related to share-based compensation	1,160	1,761
Proceeds from exercise of stock options	3,761	7,394
Other, net	(3,900)	(4,514)

Cash used for financing activities of continuing operations	(35,738)	(25,941)

Discontinued operations:
Operating cash flows	—	(139)

Net cash used for discontinued operations	—	(139)

Net increase in cash and cash equivalents	88,999	(19)

Cash and cash equivalents at beginning of period	135,938	159,213

Cash and cash equivalents at end of period	$224,937	$159,194

Owens & Minor, Inc.

Financial Statistics (unaudited)

	Quarter Ended
(in thousands, except ratios and per share data)	6/30/2012	3/31/2012	12/31/2011	9/30/2011	6/30/2011

Operating results:
Net revenue	$2,185,444	$2,217,882	$2,195,890	$2,176,759	$2,131,448

Gross margin	$211,429	$214,328	$214,014	$216,682	$216,066
Gross margin as a percent of revenue	9.67%	9.66%	9.75%	9.95%	10.14%

SG&A expenses	$150,288	$155,572	$150,538	$152,825	$156,321
SG&A expenses as a percent of revenue	6.88%	7.01%	6.86%	7.02%	7.33%

Operating earnings(2)	$53,177	$51,872	$43,014	$58,465	$51,039
Operating earnings as a percent of revenue(2)	2.43%	2.34%	1.96%	2.69%	2.39%

Net income(2)	$30,113	$29,360	$23,942	$33,352	$29,164

Net income per common share - basic(2)	$0.48	$0.46	$0.38	$0.53	$0.46

Net income per common share - diluted(2)	$0.48	$0.46	$0.38	$0.53	$0.46

Accounts receivable:
Accounts and notes receivable, net	$485,249	$499,015	$506,758	$507,152	$504,509

Days sales outstanding(1)	19.5	19.9	20.7	20.6	20.6

Inventory:
Merchandise inventories	$748,847	$724,206	$806,366	$760,992	$751,613

Average inventory turnover(1)	10.8	10.5	10.0	10.3	10.4

Financing:
Cash and cash equivalents	$224,937	$213,927	$135,938	$196,852	$159,194

Total interest-bearing debt	$213,982	$214,184	$214,556	$215,037	$214,020

Stock information:
Cash dividends per common share	$0.22	$0.22	$0.20	$0.20	$0.20

Stock price at quarter-end	$30.63	$30.41	$27.79	$28.48	$34.49

(1)	Days sales outstanding (DSO) and average inventory turnover are based on three-months’ sales.
(2)	We incurred charges of $12.7 million associated with exit and realignment activities ($7.7 million after taxes, or $0.13 per common share) in the fourth quarter of 2011.